Exhibit 99.1

Contact:

Robert Kleiber, BUCA, Inc.

612-225-3276

FOR IMMEDIATE RELEASE

BUCA, Inc. Announces Agreement with Lenders

Minneapolis, MN — April 18, 2005 — BUCA, Inc. (NMS: BUCAE) announced today that it had reached an agreement with its current lenders to amend certain terms of the Company’s credit facility and to waive the current defaults under the credit facility. The Company has agreed to a 2% per annum increase in the interest rate on the $15 million term loan “B” portion of the credit facility. This increase is subject to possible partial reduction in future periods if certain conditions are met. The Company has agreed to the payment by the Company to the lenders of a waiver and amendment fee in the aggregate amount of $400,000. The continued effectiveness of the waiver by the lenders of the current defaults is subject to certain conditions, including delivery by the Company to the lenders of certain financial statements and the filing by the Company with the Securities and Exchange Commission of certain delinquent periodic reports.

BUCA, Inc. owns and operates 107 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.